As filed with the Securities and Exchange Commission on October 30, 2020

Registration No. 33-57241
Registration No. 33-64471
Registration No. 333-92147
Registration No. 333-106015
Registration No. 333-108738
Registration No. 333-110845

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 for:

Registration No. 33-57241	Registration No. 33-64471	Registration No. 333-92147
Registration No. 333-106015	Registration No. 333-108738	Registration No. 333-110845

UNDER THE SECURITIES ACT OF 1933

FIRST HORIZON NATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

Tennessee	62-0803242
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

165 Madison Avenue Memphis Tennessee	38103
(Address of principal executive offices)	(zip code)

Non-Employee Directors’ Deferred Compensation Stock Option Plan of First Tennessee National Corporation (Reg. No. 33-57241)	First Tennessee National Corporation 1995 Employee Stock Option Plan (Reg. No. 33-64471)	First Tennessee National Corporation 2000 Employee Stock Option Plan (Reg. No. 333-92147)

First Horizon Nonqualified Deferred Compensation Plan (Reg. No. 333-106015)	First Tennessee National Corporation Deferred Compensation Plan (Reg. No. 333-108738) (Full titles of the plans)	FTN Financial Deferred Compensation Plan (Reg. No. 333-110845)

Clyde A. Billings, Jr.
Senior Vice President, Assistant General Counsel, and
Corporate Secretary
First Horizon National Corporation
165 Madison Avenue
Memphis, TN 38103
(901) 523-5679

(Name, address, and telephone number, including area code, of agent for service)

With a copy to: John A. Niemoeller Senior Vice President, Counsel, and Assistant Corporate Secretary First Horizon National Corporation 165 Madison Avenue Memphis, TN 38103 (901) 523-4170

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑		Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART II

Deregistration of Securities

Each of the Registration Statements listed on the cover of this post-effective amendment (Registration No. 33-57241, Registration No. 33-64471, Registration No. 333-92147, Registration No. 333-106015, Registration No. 333-108738, and Registration No. 333-110845) is amended hereby to deregister all securities that previously were registered thereby and that remain unissued under the Plans referred to on the cover page hereof. Note that “First Tennessee National Corporation” is the former corporate name of the registrant, First Horizon National Corporation. Certain details are presented below:

Non-Employee Directors’ Deferred Compensation Stock Option Plan of First Tennessee National Corporation (Reg. No. 33-57241)	First Tennessee National Corporation 1995 Employee Stock Option Plan (Reg. No. 33-64471)	First Tennessee National Corporation 2000 Employee Stock Option Plan (Reg. No. 333-92147)

The three stock option plans listed above are completely terminated. No new awards may be granted and no awards remain outstanding. All previously granted stock options have been exercised, forfeited, or terminated by expiration.

First Horizon Nonqualified Deferred Compensation Plan (Reg. No. 333-106015)	First Tennessee National Corporation Deferred Compensation Plan (Reg. No. 333-108738)	FTN Financial Deferred Compensation Plan (Reg. No. 333-110845)

The three deferred compensation plans listed above continue to have active accounts outstanding, but Registration Nos. 333-106015, 333-108738, and 333-110845 are exhausted. Registration of securities continues under more recent registration statements on Form S-8, specifically Registration Nos. 333-124299, 333-212850, and 333-124297 (respectively). This post-effective amendment does not amend or affect those more recent registration statements.

Item 8. Exhibits

Exhibit No.	Description

24.1	Power of Attorney executed by certain directors and officers of the Registrant, incorporated by reference to Exhibit 24.1 to the Registrant’s Current Report on Form 8-K filed on October 29, 2020

POS - 1

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to Forms S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis and State of Tennessee, on October 30, 2020.

FIRST HORIZON NATIONAL CORPORATION

By: /s/	Clyde A. Billings, Jr.
Clyde A. Billings, Jr.
Senior Vice President, Assistant General Counsel, and Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment to registration statements on Form S-8 has been signed by the following persons in the capacities and on the date indicated.

Signature*	Title	Date	Signature*	Title	Date
D. Bryan Jordan D. Bryan Jordan	President, Chief Executive Officer, Chairman of the Board, and a Director (principal executive officer)	October 30, 2020	William C. Losch III William C. Losch III	Senior Executive Vice President and Chief Financial Officer (principal financial officer)	October 30, 2020
Jeff L. Fleming Jeff L. Fleming	Executive Vice President and Chief Accounting Officer (principal accounting officer)	October 30, 2020	Daryl G. Byrd Daryl G. Byrd	Executive Chairman of the Board and a Director	October 30, 2020
Harry V. Barton, Jr. Harry V. Barton, Jr.	Director	October 30, 2020	Kenneth A. Burdick Kenneth A. Burdick	Director	October 30, 2020
John N. Casbon John N. Casbon	Director	October 30, 2020	John C. Compton John C. Compton	Director	October 30, 2020
Wendy P. Davidson Wendy P. Davidson	Director	October 30, 2020	William H. Fenstermaker William H. Fenstermaker	Director	October 30, 2020
J. Michael Kenp, Sr. J. Michael Kenp, Sr.	Director	October 30, 2020	Rick E. Maples Rick E. Maples	Director	October 30, 2020
Vicki R. Palmer Vicki R. Palmer	Director	October 30, 2020	Colin V. Reed Colin V. Reed	Director	October 30, 2020
E. Stewart Shea, III E. Stewart Shea, III	Director	October 30, 2020	Cecelia D. Stewart Cecelia D. Stewart	Director	October 30, 2020
Rajesh Subramaniam Rajesh Subramaniam	Director	October 30, 2020	Rosa Sugrañes Rosa Sugrañes	Director	October 30, 2020
R. Eugene Taylor R. Eugene Taylor	Director	October 30, 2020

*By:	/s/ Clyde A. Billings, Jr.	October 30, 2020
Clyde A. Billings, Jr.
As Attorney-in-Fact

POS - 2